Exhibit 10.1

SUBSCRIPTION AGREEMENT

Landscape Acquisition Holdings Limited

Ritter House, Wickhams Cay II

Road Town, Tortola

British Virgin Islands

VG1110

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Landscape Acquisition Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Island (the “Company”), and AP WIP Investments Holdings, L.P., a Delaware limited partnership (“AP Wireless”), pursuant to an Agreement and Plan of Merger proposed to be entered into on or about the date hereof among the Company, AP Wireless and the other parties thereto in the form attached hereto as Exhibit A (as may be amended and/or restated, the “Transaction Agreement”), each of the undersigned (the “Investors”) as further described on the signature pages hereof (together, the “Subscriber”) desires to subscribe for and purchase from the Company, and the Company desires to sell to each Investor, that number of the Company’s ordinary shares of no par value (the “Ordinary Shares”) set forth on the signature page hereof with respect to each Investor (collectively, the “Shares”) for a purchase price of $10.00 per share, on the terms and subject to the conditions contained herein. In connection therewith, the Investors, severally and not jointly, and the Company agree as follows:

1.    Subscription. Each Investor, severally and not jointly, hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to sell to such Investor, the amount of Shares set forth on the signature page hereof of such Investor, on the terms and subject to the conditions provided for herein.

2.    Use of Proceeds. The Company agrees that it shall use the aggregate proceeds from the sale of Shares hereunder as a source of funds to repay in full any and all loans and all amounts payable thereunder for indebtedness issued pursuant to that certain Commitment Letter, dated as of the date hereof, between the Subscriber and AP Wireless and for general corporate purposes.

3.    Closing. The closing of the sale of Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Company intends to hold the Closing at least three (3) business days prior to the anticipated closing date of the Transaction. Upon (a) satisfaction of the conditions set forth in Section 4 below and (b) not less than three (3) business days’ written notice from (or on behalf of) the Company to the Subscriber (the “Closing Notice”), that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than three (3) business days from the date of the Closing Notice, the Subscriber shall deliver to the Company on the closing date specified in the Closing Notice (the “Closing Date”) the subscription amount for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. Upon satisfaction of the foregoing, the Company shall deliver (or cause the delivery of) Depositary Interests representing the Shares in CREST to the Subscriber or to a custodian designated by the Subscriber, as applicable, as indicated below. This Subscription

Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if the Company notifies the Subscriber in writing that it has abandoned its plans to move forward with the Transaction. If (i) this Subscription Agreement terminates following the delivery by the Subscriber of the purchase price for the Shares, (ii) if the closing of Transaction does not occur within five (5) business days of the Closing, or (iii) if the Company takes any action prior to the closing of the Transaction that would have required the consent of the Subscriber if such action had been taken prior to the Closing, the Company shall promptly return the purchase price to the Subscriber.

4.    Closing Conditions.

(a)    The obligations of each of the Company and the Subscriber with respect to the Closing is subject to the conditions that, on the Closing Date:

i.    all representations and warranties of the Company and the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by each of the Company and the Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date; and

ii.    no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(b)    The obligations of the Subscriber with respect to the Closing is subject to the conditions that, on the Closing Date:

i.    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

ii.    no amendment or modification to or waiver of the terms of the Transaction Agreement shall have occurred unless the Subscriber has consented in advance in writing to such amendment, modification or waiver (such consent not to be unreasonably withheld or delayed provided that no such consent will be required for any amendment, modification or waiver that is not adverse to the interests of the Subscriber);

iii.    prior to or concurrently with the Closing, the Company shall have delivered to the Subscriber evidence of termination of that certain Confidentiality Agreement, dated as of October 22, 2019, by and between Centerbridge Advisors III, LLC and the Company;

iv.    all conditions precedent to the closing of the Transaction shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction); and

v.    the Company shall have submitted to the Financial Conduct Authority its eligibility letter and a draft prospectus relating to the Company prepared in accordance with the Prospectus Regulation Rules of the Financial Conduct Authority in connection with the Company’s application for readmission of the Ordinary Shares to a Standard Listing on the Official List of the Financial Conduct Authority (the “Official List”), which the parties acknowledge will be in draft form and may not be complete but which shall, if, and to the extent it would be required in a final submission, include (i) audited historical financial information covering the last three (3) financial years (or such shorter period) that the issuer has been in operation, and the audit report in respect of each year; (ii) half yearly financial information for the six months ended June 30, 2019 and any auditors reports or opinions provided therewith in respect of such information; (iii) draft consolidated pro forma key financial information; and (iv) a draft capitalization and indebtedness schedule as at June 30, 2019.

5.    Disclosure Package. The Subscriber acknowledges that it has received a copy of (a) the historical audited financial statements of AP Wireless for the twelve months ended December 31, 2018 and 2017 (the “Annual Financial Statements”), (b) unaudited internal management accounts for the six months ended June 30, 2019 (the “Internal Interim Statements” and together with the Annual Financial Statements, the “Financial Statements”) and (c) the additional documents provided to the Subscriber by the Company and listed on Schedule A hereto (the “Disclosure Package”). The Subscriber understands and agrees that each of the Financial Statements and the Disclosure Package speak only as of its respective date and that the Company has no obligation to update any information contained in the Disclosure Package or the Financial Statements.

6.    Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

7.    Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a)    The Company has been duly incorporated, is validly existing and is in good standing under the laws of the British Virgin Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(b)    The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Memorandum and Articles of Association or under the law of the British Virgin Islands.

(c)    This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)    The issuance and sale of the Shares or Depositary Interests in respect thereof and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of, (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, (ii) the provisions of the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties; that, in the case of the foregoing clauses (i) or (iii), would have a Material Adverse Effect on the Company. As used herein with respect to any person, “Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of such person or, solely in the case of the Company, materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.

(e)    The Ordinary Shares are currently listed on the Official List by way of a Standard Listing under Chapter 14 of the listing rules published by the U.K. Listing Authority under section 73A of Financial Services and Markets Act 2000, as amended (the “Listing Rules”) and such Ordinary Shares are admitted to trading on the London Stock Exchange plc’s main market for listed securities.

(f)    The Transaction will constitute a “Reverse Takeover” under the Listing Rules and, in accordance with Listing Rules 5.1.4 and 5.3, the Company has requested the Financial Conduct Authority suspend the listing of the Ordinary Shares and warrants conditional upon the execution and delivery of the Transaction Agreement.

(g)    There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares that have not been or will not be validly waived on or prior to the Closing Date.

(h)    As of the date hereof, the authorized capital stock of the Company consists of 48,425,000 Ordinary Shares and 1,600,000 Founder Preferred Shares or, as of the consummation of the Transaction, the Series A Founder Preferred Shares of no par value. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable under applicable laws and were not issued in violation of any preemptive rights.

(i)    As of the date hereof, the Company has issued 50,025,000 warrants exercisable for up to 16,675,000 Ordinary Shares and options to purchase 125,000 Ordinary Shares on the terms and conditions set forth in the applicable agreements.

(j)    The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable.

(k)    Except for (i) the Transaction Agreement and other documents contemplated by the Transaction, and (ii) customary compensation related arrangements with employees, officers, directors and consultants, the Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company.

(l)    Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (with the meaning of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)) in connection with any offer or sale of the Shares.

(m)    The businesses of the Company, APWireless or any of their respective subsidiaries are in compliance with all applicable laws and governmental orders, applicable to their respective businesses, except for failures to comply with that would not reasonably be expected to, individually or in the aggregate, be material to the Company.

(n)    None of the Company, APWireless or their respective subsidiaries and affiliates, or to the knowledge of the Company, any of their respective officers, directors, agents or employees (acting in their capacity as such) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Law applicable to the Company, APWireless or any of their respective subsidiaries in any jurisdiction other than the United States (collectively, the “Anti-Bribery Laws”) or, in violation of the Anti-Bribery Laws since January 1, 2016. None of the Company, APWireless or their respective subsidiaries and affiliates, or to the knowledge of the Company, any of their respective officers, directors, agents or employees (acting in their capacity as such) has, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, whether directly or indirectly. The operations of the Company, APWireless and their respective subsidiaries and affiliates are, and since January 1, 2016 have been, conducted in compliance with all anti-money laundering laws, rules, regulations and guidelines (collectively “Money Laundering Laws”) and no investigation, action, suit or proceeding before any Governmental Authority involving the Company, APWireless or any of their respective subsidiaries or affiliates with respect to Anti-Bribery Laws or Money Laundering Laws is pending, or to the knowledge of the Company, is threatened. The Company, APWireless and their respective subsidiaries and affiliates are, and since January 1, 2016 have been, in compliance in all material respects with, and has not been penalized for, or under investigation by a Governmental Authority with respect to, and, to the knowledge of the Company, has not been threatened to be charged with or given notice of any violation of, any applicable Laws related to export control or laws related to sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or any other relevant governmental authority (collectively, “Sanctions Laws”). Since January 1, 2016, the Company, APWireless and their respective subsidiaries and affiliates and, to the knowledge of the Company, their respective officers, directors, agents or employees (acting in their capacity as such) have conducted their businesses in compliance with Sanctions Laws.

(o)    Since December 31, 2018 until the date hereof and to the Closing Date, except as contemplated by the Transaction, there has not been any Material Adverse Effect on the Company or APWireless, in each case, together with their respective subsidiaries and taken as a whole.

(p)    The Company understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the Subscriber.

8.    Investor Representations and Warranties. Each Investor, severally and not jointly, represents and warrants to the Company that:

(a)    The Investor is (i) if in the United States, (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (B) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and in either case is not an entity formed for the specific purpose of acquiring the Shares; (ii) if in member states of the European Economic Area, a person who is not a retail investor and in addition, (iii) if in the United Kingdom, a person who (A) is an investment professional within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (B) falls within Article 49(2)(a) to (d) of the Order; or (C) is a person to whom this offer may otherwise lawfully be communicated. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation (Regulation (EU) 2017/1129).

(b)    The Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c)    The Investor will be acquiring the Shares for its own account, the account of its affiliates or for accounts over which it has investment authority and for investment purposes only, and will not be purchasing the Shares for subdivision, fractionalization or distribution; the Investor has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Shares (or any portion thereof) in violation of the Securities Act; and the Investor has no present plans or intentions to enter into any such contract, undertaking or arrangement.

(d)    The Investor understands and agrees that the Investor is purchasing Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by the Company, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

(e)    The Investor is not (i) an employee benefit plan as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to the provisions of Title I of ERISA, but excluding plans maintained outside of the US that are described in Section 4(b)(4) of ERISA); (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the U.S. Internal Revenue Code, as amended (the “Code”), whether or not such plan, account or arrangement is subject to Section 4975 of the Code; (iii) an insurance company using general account assets, if such general account assets are deemed to include assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code; or (iv) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements that is subject to Title I of ERISA of Section 4975 of the Code. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or any applicable similar law.

(f)    The Investor has carefully read the Disclosure Package and the Financial Statements. The Investor represents and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to verify the accuracy of the information contained or referred to in the Disclosure Package or the Financial Statements or otherwise to make an investment decision with respect to the Shares (including the right to receive a copy of the Transaction Agreement, when available).

(g)    The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company or a representative of the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company or a representative of the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h)    The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those summarized in the section of the Disclosure Package entitled “Risk Factors.” The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

(i)    The Investor acknowledges that neither the Disclosure Package nor the Financial Statements contain any pro forma financials for the combined business and the Investor accepts the risk that any unaudited, interim and pro forma financial information that may be subsequently disclosed may present information that may be material to the Company’s business, operations and financial position and that may be materially different from the information on which the Investor is basing an investment decision and that such information may adversely affect the value of the Shares.

(j)    Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(k)    In making its decision to purchase the Shares, the Investor represents that it has relied solely upon the Disclosure Package and the Financial Statements and independent investigation made by the Investor.

(l)    The Investor understands and agrees that no governmental agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(m)    The Investor has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(n)    The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the

Investor is not an individual, will not violate any provisions of the Investor’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

(o)    Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representations and warranties made by the Investor herein shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(p)    The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) located, organized, or ordinarily resident in a jurisdiction that is the subject of comprehensive OFAC sanctions (currently, Cuba, Iran, North Korea, Syria, or Crimea). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the BSA/PATRIOT Act, the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Investor, and used to purchase the Shares, were legally derived. The Investor is, and since January 1, 2016 has been, in material compliance with all applicable laws, including the BSA/PATRIOT Act, other applicable anti-money laundering and anti-terrorist financing laws, the OFAC sanctions programs, and Anti-Bribery Laws. The Investor has not, and will not, take (or refrain from taking) any action that foreseeably would cause the Company or any of its subsidiaries and affiliates to be in violation of the BSA/PATRIOT Act, other applicable anti- money laundering and anti-terrorist financing laws, the OFAC sanctions programs, or Anti- Bribery Laws.

9.    London Stock Exchange Listing. The parties hereto anticipate that application will be made to the Financial Conduct Authority for all of the Ordinary Shares (including the Shares) to be admitted to the Official List (by way of a standard listing under Chapter 14 of the Listing Rules) and to the London Stock Exchange plc for such Ordinary Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities (together, the “Readmission”) as soon as reasonably practicable following the date hereof. The Company agrees to use all reasonable best efforts as soon as reasonably practicable following the date hereof (i) to prepare a draft prospectus (that shall be made available to the Subscriber for review and comment, which comments shall be considered by the Company in good faith, no later than December 15, 2019) for Readmission in accordance with the Prospectus Regulation Rules of the Financial Conduct Authority (and with sufficient time for such draft prospectus to be approved prior to the date for proposed Readmission), and (ii) to procure that Readmission will become effective and that unconditional dealings will commence on or before April 30, 2020.

10.    Registration Rights. The Company agrees that it will maintain a listing of the Ordinary Shares on the London Stock Exchange plc’s main market for listed securities until the Shares (i) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an effective registration statement and (ii) are free from any and all restrictive legends and stop transfer orders. In connection with the Closing, the Company agrees to enter into a registration rights agreement with each Investor prior to the Closing (on terms reasonably satisfactory to the Investor and the Company) providing, (i) to the extent the Company, and/or any successor entity, is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, for the registration of the Shares for resale under the Securities Act, (ii) one (1) underwritten demand offering in any twelve-month period, provided that any such demand registration in which the Subscriber is subject to cutback in excess of twenty-five percent (25%) of the securities it requested to register shall not count as a demand registration of the purposes of this clause, and (iii) customary piggyback rights on all registrations of sales of Company equity. The Company agrees that the Company will cause such registration statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the listing of the Ordinary Shares for trading on a securities exchange in the United States and (ii) the first date on which the Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

11.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) following the execution of the Transaction Agreement, such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, and (c) if any of the conditions to Closing set forth in Section 4 of this Subscription Agreement are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or if the closing of the Transaction has not occurred prior to March 31, 2020; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify in writing the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.

12.    Voting Agreement. The Subscriber acknowledges that, in connection with the Transaction, certain shareholders of the Company will enter into a Shareholders’ Agreement pursuant to which (i) such shareholders will be entitled to nominate directors for election to the Company’s Board of Directors (the “Director Nominees”) and (ii) such shareholders have agreed to vote their voting shares of the Company in favor of the other shareholders’ Director Nominees. The Subscriber agrees that in connection with the closing of the Transaction, it will enter into a voting agreement in the form attached hereto as Exhibit B whereby the Subscriber will agree to vote any Ordinary Shares owned by it, certain of its transferees and any of its affiliates in favor of the Director Nominees for a period of one (1) year following the Closing.

13.    Centerbridge Director Nominee. For so long as the Subscriber, together with its affiliates, holds at least fifty percent (50%) of the Shares purchased by the Subscriber hereunder,

the Company shall obtain that the Subscriber is entitled to nominate one (1) director to the Company’s Board of Directors, subject to such person’s reasonable approval by APWireless (the “Subscriber Nominee”). The Subscriber Nominee may share with, and otherwise make available to, the Subscriber any information he or she receives, in his or her capacity as a Subscriber Nominee, from or on behalf of the Company and its subsidiaries; provided, that any such information shared shall be held in confidence. Upon the request of the Subscriber, the Company shall reimburse (or cause to be reimbursed) the Subscriber’s Director Nominee for any and all reasonable out-of-pocket costs and expenses incurred by such Director Nominee in connection with his or her service as a director on the Company’s Board of Directors. Notwithstanding the foregoing, the Subscriber Nominee shall not be added to the Company’s Board of Directors prior to the date that is two (2) business days following the Closing Date. At all times while the Subscriber Nominee is serving as a member of the Company’s Board of Directors, and following such Subscriber Nominee’s cessation as a director in such former Subscriber Nominee’s capacity as a former director, the Subscriber Nominee shall be entitled to all rights to indemnification, exculpation and insurance, in each case, as are made available to any other member of the Company’s Board of Directors. The Company shall purchase and maintain directors’ and officers’ insurance, on behalf of the Subscriber Nominee, that shall provide coverage commensurate with that of an independent member of the Company’s Board of Directors.

14.    Other Equity Capital Raises. If, following the date hereof and prior to the Closing, the Company enters into any agreements or understandings (other than as contemplated by the Transaction Agreement) with respect to any additional equity investment in the Company that is in a dollar amount that is less than or equal to 1.15 times the aggregate subscription amount paid by the Subscriber under this Subscription Agreement (any such investment, an “Other Equal Equity Capital Raise”) that includes any terms that are more favorable to an investor in the Other Equal Equity Capital Raise (excluding terms that apply proportionately relative to the size of such investor’s proposed investment in the Other Equal Equity Capital Raise) than the terms applicable to the Subscriber hereunder, the Company shall provide notice of such terms to the Subscriber no later than three (3) days after entry into such agreement and, absent a written objection from the Subscriber, no later than ten (10) days after the date of such notice, such terms shall be deemed without further action to be incorporated into this Subscription Agreement.

15.    Indemnification and Third-Party Claims.

(a)    Each of the Company and the Subscriber (an “Indemnifying Party”) shall indemnify and hold each other and their respective directors, officers, employees, advisors, and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any Third-Party Claim (as defined below) (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Subscription Agreement or any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

(b)    If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third-Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Section 15, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Subscription Agreement.

(c)    Upon receipt of a Claim Notice with respect to a Third-Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third-Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third-Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceedings; provided, that any such settlement or compromise shall be permitted hereunder only with written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed).

(d)    If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of ant related counterclaim against the person asserting the Third-Party Claim or any cross complaint against any person. The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third-Party Claim assumed by the Indemnifying Party pursuant to Section 15(c).

(e)    In the event of a Third-Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the thirty (30) days of Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party(such consent not to be unreasonably withheld or delayed).

(f)    Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the total purchase price for the Shares.

16.    Miscellaneous.

(a)    The Subscriber acknowledges that the fact that the Company is in discussions regarding the Transaction, including the identity of AP Wireless, and the information contained in the Disclosure Package and the Financial Statements constitutes material, non- public information and that neither such information nor any information relating to the offering of the Shares pursuant hereto should be shared with, or disclosed to, any individual or entity unless and until such information has been publicly disclosed.

(b)    Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided, however, that the Subscriber may transfer or assign this Subscription Agreement or any rights that may accrue to the Subscriber hereunder (including the Shares acquired hereunder, if any) to any of its affiliates.

(c)    The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(d)    The Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The Subscriber agrees that each purchase by the Subscriber of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase.

(e)    The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f)    All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g)    This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(h)    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(i)    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j)    f any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k)    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(m)    All references in this Subscription Agreement to “$” or “dollars” are to the lawful currency of the United States.

(n)    THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor (as defined below) has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Date: November 20, 2019

Signature of Investor:	/s/ William D. Rahm

Name of Investor	Centerbridge Partners Real Estate Fund, L.P.

By: Centerbridge Partners Real Estate Associates, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

(Please print. Please indicate name and capacity of person signing above)	William D. Rahm, Authorized Signatory

Name in which shares are to be registered (if different):

Email Address:

Investor’s EIN:	82-0835740

Business Address-Street:	375 Park Avenue. 11th Floor

City, State, Zip/Postal Code:	New York NY 10152

Country	USA

Attn:

Telephone No.:

Facsimile No.:

Number of Shares subscribed for: 5,360,000

Aggregate Subscription Amount: $53,600,000	Price Per Share: $10.00

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the Investor (as defined below) has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Date: November 20, 2019

Signature of Investor:	/s/ William D. Rahm

Name of Investor	Centerbridge Partners Real Estate Fund SBS, L.P.

By: CCP SBS GP, LLC, its general partner

(Please print. Please indicate name and capacity of person signing above)	William D. Rahm, Authorized Signatory

Name in which shares are to be registered (if different):

Email Address:

Investor’s EIN:	35-2581702

Business Address-Street:	375 Park Avenue, 11th Floor

City, State, Zip/Postal Code:	New York NY 10152

Country	USA

Attn:

Telephone No.:

Facsimile No.:

Number of Shares subscribed for: 140,000

Aggregate Subscription Amount: $1,400,000	Price Per Share: $10.00

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the Investor (as defined below) has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Date: November 20, 2019

Signature of Investor:	/s/ Vivek Melwani

Name of Investor	Centerbridge Special Credit Partners III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner

By: CSCP III Cayman GP Ltd., its general partner

(Please print. Please indicate name and capacity of person signing above)	Vivek Melwani, Authorized Signatory

Name in which shares are to be registered (if different):

Email Address:

Investor’s EIN:	81-1106856

Business Address-Street:	375 Park Avenue, 12th Floor

City, State, Zip/Postal Code:	New York NY 10152

Country	USA

Attn:

Telephone No.:

Facsimile No.:

Number of Shares subscribed for: 4,500,000

Aggregate Subscription Amount: $45,00,000	Price Per Share: $10.00

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, Landscape Acquisition Holdings Limited has accepted this Subscription Agreement as of the date set forth below.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

By:	/s/ Noam Gottesman
Name: Noam Gottesman Title: Director

Date: November 20, 2019

Signature Page to Subscription Agreement